Exhibit 99.2

Dallas Morning News Ranks Avatar Among Top 200 Dallas-Fort Worth Businesses for Second Year in a Row

DALLAS,  Aug. 18  /PRNewswire-FirstCall/  -- Avatar Systems,  Inc. (OTC Bulletin
Board: AVSY), the petroleum industry's leading provider of integrated software solutions, has been recognized by the Dallas Morning News as one of the top 200 firms in the Dallas-Fort Worth Metroplex. This is the second year in a row that Avatar was included in the list of publicly held companies with headquarters in the Dallas-Fort Worth area.

The Top 200 business ranking is based on revenue for the most recently completed fiscal year for which a 10-K filing or earnings release was available. Avatar's 2003 revenue was $2,088,950, with net income for the year up by 24% over 2002.

"It is significant to note that while the technology industry as a whole has been slower to rebound from tough economic times, Avatar's business has continued to grow," said Chuck Shreve, President of Avatar Systems. "Our business strategy is sharply focused on providing innovative solutions to meet technology needs unique to the petroleum industry," he continued. "A surge in oil and natural gas prices has prompted oil and gas companies to embrace new technology. They are choosing to invest in Avatar's advanced technology to increase efficiencies, reduce operating costs, and make current resources more productive."

Avatar products offer advanced solutions for accounting/financial management, production and land management, oil and gas marketing and electronic data exchange on both a licensed and ASP basis. "During 2003, we continued to develop new product modules, which we cross-sold to current customers looking for expanded feature/functionality," said Shreve. "Our ongoing development of sophisticated technology and commitment to superior customer support have enabled Avatar to maintain a positive net revenue, positioning us among the Top 200 companies in one of the nation's largest metropolitan areas."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 50 customers utilizing the Company's Avatar400(TM) IBM AS400 product, and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.